UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2017

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ZAIS GROUP HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35848	46-1314400
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Bridge Avenue, Suite 322 Red Bank, NJ	07701-1106
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (732) 978-7518

N/A
(Former name or former address, if changed since last report.)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 27, 2017, the Board of Directors of ZAIS Group Holdings, Inc. (the “Company”) elected Mark Russo to serve as the Company’s General Counsel, effective April 1, 2017. Mr. Russo is currently the Company’s Assistant General Counsel and has been employed by the Company’s operating subsidiary, ZAIS Group, LLC (“ZAIS”), since 2007.

On February 27, 2017, ZAIS entered into an agreement (the “Agreement”) with Howard Steinberg, the Company’s General Counsel, pursuant to which Mr. Steinberg will resign as General Counsel effective on March 31, 2017 and be retained as Senior Legal Advisor to the Company and ZAIS effective April 1, 2017. Under the Agreement, which has been approved by the Compensation Committee of the Board of Directors of the Company, Mr. Steinberg will receive $150,000 per calendar quarter for his services, plus additional compensation of $900 per hour if he is requested to devote more than 20 hours during any week to advising the Company or ZAIS. In addition, under the Agreement, Mr. Steinberg is entitled to reimbursement of reasonable out-of-pocket expenses incurred in connection with performing services for the Company, an allowance or reimbursement for the reasonable cost of suitable office space in Manhattan should Mr. Steinberg require it, 70% of the premiums for COBRA health and medical insurance coverage for Mr. Steinberg and his spouse paid for by the Company and, after COBRA coverage lapses, up to 70% of the costs of Medicare supplementary health insurance coverage for Mr. Steinberg and his spouse, for as long as he provides legal advisory services to the Company, capped at $3,450 per quarter. Pursuant to the Agreement, Mr. Steinberg also received a payment of $450,000 on February 28, 2017. The Agreement is terminable by the Company or Mr. Steinberg on 30 days’ prior written notice; if it is terminated by the Company other than due to Mr. Steinberg’s failure to perform services, Mr. Steinberg would be entitled to a payment of $300,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAIS GROUP HOLDINGS, INC.

By:	/s/ Michael Szymanski
Michael Szymanski
President and Chief Executive Officer

Date: March 3, 2017